As filed with the Securities and Exchange Commission on April 15, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Luby’s, Inc.

(Exact name of registrant as specified in its charter)

Delaware	74-1335253
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13111 Northwest Freeway, Suite 600

Houston, Texas 77040

(713) 329-6800

(Address of principal executive offices, including zip code)

Luby’s Incentive Stock Plan

(Full title of the plan)

Roy Camberg

General Counsel and Secretary

Luby’s Inc.

13111 Northwest Freeway, Suite 600

Houston, Texas 77040

(Name and address of agent for service)

(713) 329-6800

(Telephone number, including area code, of agent for service)

Copy to:

George J. Vlahakos

Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, Texas 77002

(713) 220-4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)(3)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.32 per share	1,838,038 shares	$4.95	$9,098,288	$916.20

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Common Stock as may become issuable pursuant to the adjustment provisions of the Luby’s Incentive Stock Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The price for the 1,838,038 shares of Common Stock being registered hereby is based on a price of $4.95, which is the average of the high and low trading prices per share of Common Stock of Luby’s, Inc. as reported by the New York Stock Exchange on April 13, 2016.
(3)	Each share of Common Stock includes one Common Stock Purchase Right. No separate consideration is payable for the Common Stock Purchase Rights. The registration fee for these securities is included in the fee for the Common Stock.

Explanatory Note

Luby’s, Inc. (the “Company”) is filing this Registration Statement on Form S-8 to register 1,838,038 shares of its common stock, par value $0.32 per share (the “Common Stock”), issuable pursuant to the Luby’s Incentive Stock Plan, effective as of February 4, 2016 (the “Plan”). The Plan was approved by the shareholders of the Company at its 2016 Annual Meeting of Shareholders on February 4, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission (File No. 001-08308) are incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended August 26, 2015;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 16, 2015, as filed with the Commission on January 25, 2016, and the Company’s Current Reports on Form 8-K, as filed with the Commission on November 16, 2015 and February 9, 2016.

(c)	The description of the Company’s Common Stock contained in the Company’s Current Report on Form 8-K, as filed with the Commission on January 30, 2013; and the description of the Company’s common stock purchase rights contained in its Registration Statement on Form 8-A, as filed with the Commission on February 2, 2011, including any amendment or report filed for the purpose of updating such descriptions.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify a person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the DGCL.

The Company’s Bylaws contain provisions that provide for indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under, the DGCL.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by Section 102(b)(7) of the DGCL, the Company’s Amended and Restated Certificate of Incorporation contains a provision that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duties as directors, subject to certain exceptions.

The Company has also entered into indemnification agreements with certain of its officers and directors that provide for indemnification of such officers and directors to the fullest extent permitted by, and in the manner permissible under, the DGCL.

The Company maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of Luby’s, Inc. (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended February 11, 2009, and incorporated herein by reference).

4.2	Bylaws of Luby’s, Inc., as amended through July 9, 2008 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated July 14, 2008, and incorporated herein by reference).

4.3	Amendment to Bylaws of Luby’s, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed October 22, 2015, and incorporated herein by reference).

4.4	Rights Agreement dated January 27, 2011 between Luby’s, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed February 2, 2011, and incorporated herein by reference).

4.5	Luby’s Incentive Stock Plan, amended and restated effective December 5, 2015 (included as Annex A in the Company’s Definitive Proxy Statement dated December 15, 2015, and incorporated herein by reference).

5.1*	Opinion of Andrews Kurth LLP

23.1*	Consent of Andrews Kurth LLP (contained in Exhibit 5.1).

23.2*	Consent of Grant Thornton LLP

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 15, 2016.

LUBY’S, INC.

By:	/s/ Christopher J. Pappas
Christopher J. Pappas
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the individuals whose signature appears below hereby constitute and appoints Roy Camberg and Michael Racusin, and each of them, severally, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement on Form S-8 and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on the 15th day of April, 2016.

Name	Title

/s/ Gasper Mir, III	Director and Chairman of the Board
Gasper Mir, III

/s/ Christopher J. Pappas	Director, President and Chief Executive Officer (Principal Executive Officer)
Christopher J. Pappas

/s/ Peter Tropoli	Director, Chief Operating Officer
Peter Tropoli

/s/ K. Scott Gray	Senior Vice President, Chief Financial Officer and Principal Accounting Officer (Principal Financial and Accounting Officer)
K. Scott Gray

/s/ Gerald W. Bodzy	Director
Gerald W. Bodzy

/s/ Judith B. Craven	Director
Judith B. Craven

/s/ Arthur R. Emerson	Director
Arthur R. Emerson

/s/ Jill Griffin	Director
Jill Griffin

/s/ J.S.B. Jenkins	Director
J.S.B. Jenkins

/s/ Frank Markantonis	Director
Frank Markantonis

/s/ Joe C. McKinney	Director
Joe C. McKinney

/s/ Harris J. Pappas	Director
Harris J. Pappas

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of Luby’s, Inc. (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended February 11, 2009, and incorporated herein by reference).

4.2	Bylaws of Luby’s, Inc., as amended through July 9, 2008 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated July 14, 2008, and incorporated herein by reference).

4.3	Amendment to Bylaws of Luby’s, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed October 22, 2015, and incorporated herein by reference).

4.4	Rights Agreement dated January 27, 2011 between Luby’s, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed February 2, 2011, and incorporated herein by reference).

4.5	Luby’s Incentive Stock Plan, amended and restated effective December 5, 2015 (included as Annex A in the Company’s Definitive Proxy Statement dated December 15, 2015, and incorporated herein by reference).

5.1*	Opinion of Andrews Kurth LLP

23.1*	Consent of Andrews Kurth LLP (contained in Exhibit 5.1).

23.2*	Consent of Grant Thornton LLP

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith